Exhibit 99.1

Titan Machinery Inc. Announces Fiscal Second Quarter Ended July 31, 2011 Results

-Company Raises Revenue, Net Income and Diluted EPS Guidance Range for Fiscal 2012-

-Second Quarter Revenue Increased 48% to $311 Million and Earnings Per Diluted Share Grew to $0.30-

-Company’s Construction Segment Continues to Improve-

-Company Completed Two Acquisitions During the Quarter Consisting of Six Dealerships-

West Fargo, ND — September 8, 2011 — Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the second quarter and first six months ended July 31, 2011.

Fiscal 2012 Second Quarter Results

For the second quarter of fiscal 2012, revenue increased 48.3% to $310.8 million from revenue of $209.7 million in the second quarter last year.  All three of the Company’s main revenue sources—equipment, parts and service—contributed to this period-over-period revenue growth.  Equipment sales were $225.3 million for the second quarter of fiscal 2012, compared to $153.1 million in the second quarter last year.  Parts sales were $49.3 million for the second quarter of fiscal 2012, compared to $33.9 million in the second quarter last year.  Revenue generated from service was $25.4 million for the second quarter of fiscal 2012, compared to $17.5 million in the second quarter last year.

Gross profit for the second quarter of fiscal 2012 was $55.9 million, compared to $36.0 million in the second quarter of last year. The Company’s gross profit margin increased to 18.0% in the second quarter of fiscal 2012, compared to 17.2% in the second quarter last year, due to higher gross margins for service and rental and other.  Gross profit from parts and service revenue for the second quarter of fiscal 2012 increased to $31.3 million from $20.3 million in the second quarter of last year.

Operating expenses were 14.2% of revenue for the second quarter of fiscal 2012 compared to 13.9% for the second quarter of last year reflecting higher expenses related to the Construction segment of the business.

Pre-tax income for the second quarter of fiscal 2012 was $10.4 million, compared to $4.6 million in the second quarter last year.  Pre-tax margin was 3.3% for the second quarter of fiscal 2012, compared to 2.2% in the second quarter last year.  Pre-tax Agriculture segment income was $10.9 million for the second quarter of fiscal 2012, compared to $6.2 million in the second quarter last year.  Pre-tax Construction segment income improved to $0.6 million for the second quarter of fiscal 2012, compared to a loss of $0.9 million in the second quarter last year.

Net income for the second quarter of fiscal 2012 was $6.3 million, compared to net income of $2.7 million in the second quarter last year.  Earnings per diluted share for the second quarter of fiscal 2012 was $0.30 on approximately 20.8 million weighted average diluted shares outstanding compared to $0.15 on approximately 18.1 million weighted average diluted shares outstanding in the second quarter last year.  The increase in weighted average diluted shares outstanding was primarily due to the Company’s May 2011 follow-on offering.

Fiscal 2012 First Six Months Results

For the six months ended July 31, 2011, revenue increased 51.5% to $629.0 million from $415.1 million for the same period last year. Gross margin for the first six months of fiscal 2012 was 17.3%, compared to 17.0% in the same period last year. Pre-tax income for the first six months of fiscal 2012 was $22.6 million for a pre-tax margin of 3.6%, compared to $7.2 million, or a pre-tax margin of 1.7%, for the same period last year. Net income for the first six months of fiscal 2012 was $13.6 million, or $0.69 per diluted share, compared to $4.3 million, or $0.24 per diluted share, in the same period last year. The six-month weighted average diluted shares outstanding was 19.6 million, compared to 18.1 million weighted average diluted shares outstanding in the same period last year.

Balance Sheet

The Company ended the second quarter of fiscal 2012 with cash and cash equivalents of $102.2 million. Working capital as of July 31, 2011 was $214.6 million.  The Company’s inventory level was $622.5 million as of July 31, 2011, compared to $429.8 million at the end of fiscal 2011.  The increase in inventory primarily reflects an increase in new machinery to support the company’s expected increased sales volume in the second half of fiscal 2012.  The Company had available $90.0 million of its $550 million total discretionary floorplan lines of credit as of July 31, 2011.  Additionally, at the end of the second quarter of fiscal 2012, the Company had available $23.6 million under its $50 million working capital line of credit.

On May 11, 2011, the Company announced the completion of its follow-on offering of common stock at a price of $28.75 per share. The underwriters exercised, in full, their option to purchase up to an additional 360,000 shares to cover over-allotments, resulting in a total sale of 2.76 million shares of common stock. The Company intends to use the net proceeds of $74.9 million from the offering for strategic acquisitions and business development initiatives, working capital and general corporate purposes.

Acquisitions, New Store Opening & Store Consolidation

In the second quarter of fiscal 2012, the Company completed two acquisitions, consisting of six construction equipment dealerships, and completed its previously announced consolidation of its Belgrade, Montana location into its Bozeman, Montana location.  In addition, subsequent to the end of the second quarter of fiscal 2012, the Company completed two acquisitions consisting of two agriculture equipment locations, opened one new construction equipment dealership in Dickinson, North Dakota, and consolidated and closed its Elk River, Minnesota location.

Carlson Tractor and Equipment, Inc. consists of two New Holland Construction locations in Rosemount and Rogers, Minnesota.  The dealerships are strategically located in the Minneapolis metro area.  This business provides heavy, medium, and light construction equipment.  The acquisition was completed on May 13, 2011.

St. Joseph Equipment Inc. consists of four construction equipment locations in Shakopee, Hermantown and Elk River, Minnesota, and La Crosse, Wisconsin.  Titan Machinery has the exclusive Case Construction contract for the entire state of Minnesota and 11 counties in western Wisconsin.  The acquisition was completed on May 31, 2011.

Virgl Implement Inc. & Victors Inc. consists of two agriculture equipment locations in Wahoo and Fremont, Nebraska.  Virgl Implement Inc. and Victors Inc. are situated among what the Company believes to be some of the world’s most productive agriculture land. Both dealerships benefit from their proximities to the Ogallala Aquifer, one of the world’s largest aquifers that provides irrigation resources, resulting in a concentration of intense agriculture, high yields and diversification through all weather cycles.  The acquisitions were completed on September 2, 2011.

Dickinson, North Dakota: The Company opened a Case Construction Equipment dealership in Dickinson, North Dakota on August 1, 2011.  Located in western North Dakota, the Company believes this dealership is well-positioned to benefit from the increased oil industry activity in western North Dakota, resulting from the substantial estimated reserves in the Bakken and Three Forks oil formations.

Belgrade, Montana: The Company consolidated its Belgrade, Montana operations into its newly acquired ABC Rental & Equipment Sales location in Bozeman, Montana, resulting in the closing of the Belgrade location.  The Company realized closing costs of the Belgrade location of approximately $0.01 per diluted share in the second quarter of fiscal 2012.

Elk River, Minnesota: The Company consolidated its Elk River operations into its recently acquired Rogers location, resulting in the closing of the Elk River location.  There will be no closing costs associated with this consolidation.

Management Comments

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, “We are pleased with the performance of our business in the first half of fiscal 2012, as both organic and acquired growth contributed to our improved results.  We are continuing to benefit from the strong agricultural equipment market; crop conditions are generally favorable in our markets and global grain supplies are tightening, which positions farmers in the Upper Midwest to have another strong year.  In addition, we are encouraged by improvements in the construction industry, as well as the positive impact from our internal improvements to this segment of our business.”

Mr. Meyer continued, “Looking toward the second half of fiscal 2012, we expect strong results and are well-positioned to achieve our increased annual top and bottom line guidance.  Year-to-date, we have made solid progress in expanding our footprint in the Upper Midwest, as we completed seven strategic acquisitions, including establishing our first store in Wisconsin, and expanded our exposure to the Bakken and Three Forks oil formations with the addition of another construction store.  We are excited about all of our new dealerships and the strong contributions they will make to our business.  With our follow-on offering completed during the second quarter, we are well capitalized to take advantage of future acquisition opportunities in the coming years.”

Outlook

The Company evaluates its financial performance based on its customers’ annual production cycles as opposed to a quarterly basis, due to weather fluctuations and the seasonal nature of the customer’s business. Based on year-to-date results and its outlook for the remainder of fiscal 2012, the Company is raising its revenue, net income and diluted earnings per share guidance range for the full year ending January 31, 2012. The Company now expects to achieve revenue for the full year ending January 31, 2012 in a range of $1.330 billion to $1.405 billion compared to the previous estimate of $1.310 billion to $1.385 billion.  Net income is now expected to be in the range of $31.8 million to $33.9 million compared to the previous net income range of $31.2 million to $33.3 million. Earnings per diluted share is now expected to be in the range of $1.56 to $1.66 compared to the previous range of $1.53 to $1.63 based on estimated weighted average diluted shares outstanding of 20.4 million.

Conference Call and Presentation Information

The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time).  A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com.

Investors interested in participating in the live call can dial (888) 802-2269 from the U.S.  International callers can dial (913) 312-6675.  A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, September 22, 2011, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from international locations, and entering confirmation code 4100783.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a multi-unit business with mature locations and newly-acquired locations. The Company owns and operates a network of full service agricultural and construction equipment stores in the United States. The Titan Machinery network consists of 89 dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska, Wyoming and Wisconsin, including two outlet stores, representing one or more of the CNH Brands (NYSE: CNH, a majority-owned subsidiary of Fiat Industrial (Milan: FI.MI)), including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, Kobelco and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding the favorable operating conditions in the agriculture market, improved operating results for the Construction segment, the integration of and benefits from recent acquisitions, store consolidation costs, sales increase volumes, additional growth and acquisition opportunities and the Company’s ability to capitalize on such opportunities, and the expected results of operations for the fiscal year ending January 31, 2012, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from forecasted results.  The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s Construction segment, the uncertainty and fluctuating conditions in the capital and credit markets, governmental agriculture policies, seasonal fluctuations, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served.  These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K.  Titan Machinery conducts its business in a highly competitive and rapidly changing environment.  Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:

ICR, Inc.

John Mills, jmills@icrinc.com

Senior Managing Director

310-954-1105

TITAN MACHINERY INC.

Consolidated Balance Sheets

(in thousands, except per share data)

	July 31,	January 31,
	2011	2011
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$102,194	$76,112
Receivables, net	53,496	44,945
Inventories	622,471	429,844
Prepaid expenses and other current assets	2,291	1,003
Deferred income taxes	3,110	3,247

Total current assets	783,562	555,151

INTANGIBLES AND OTHER ASSETS
Noncurrent parts inventories	2,850	2,405
Goodwill	21,931	18,391
Intangible assets, net of accumulated amortization	8,153	4,734
Other	2,614	2,793
	35,548	28,323

PROPERTY AND EQUIPMENT, net of accumulated depreciation	98,545	65,372

	$917,655	$648,846

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$24,712	$15,957
Floorplan notes payable	494,886	320,801
Current maturities of long-term debt and short-term advances	3,761	4,207
Customer deposits	30,506	28,180
Accrued expenses	14,699	16,816
Income tax payable	374	2,093

Total current liabilities	568,938	388,054

LONG-TERM LIABILITIES
Long-term debt, less current maturities	31,933	33,409
Deferred income taxes	9,663	9,012
Other long-term liabilities	3,010	3,814
	44,606	46,235

STOCKHOLDERS’ EQUITY
Common stock, par value $.00001 per share, authorized - 25,000 shares; issued and outstanding - 20,754 at July 31, 2011 and 17,917 at January 31, 2011	—	—
Additional paid-in-capital	216,461	140,466
Retained earnings	87,650	74,091
	304,111	214,557

	$917,655	$648,846

TITAN MACHINERY INC.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended July 31,		Six Months Ended July 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
REVENUE
Equipment	$225,283	$153,131	$474,512	$303,491
Parts	49,292	33,947	91,202	69,010
Service	25,395	17,502	46,359	34,053
Rental and other	10,879	5,086	16,941	8,569
TOTAL REVENUE	310,849	209,666	629,014	415,123

COST OF REVENUE
Equipment	204,430	138,342	427,731	275,143
Parts	34,426	24,184	64,146	49,370
Service	8,963	6,970	16,871	12,941
Rental and other	7,179	4,122	11,612	7,178
TOTAL COST OF REVENUE	254,998	173,618	520,360	344,632

GROSS PROFIT	55,851	36,048	108,654	70,491

OPERATING EXPENSES	44,060	29,212	83,496	59,008

INCOME FROM OPERATIONS	11,791	6,836	25,158	11,483

OTHER INCOME (EXPENSE)
Interest and other income	267	34	552	207
Floorplan interest expense	(1,334)	(1,911)	(2,496)	(3,712)
Interest expense other	(341)	(358)	(616)	(735)

INCOME BEFORE INCOME TAXES	10,383	4,601	22,598	7,243

PROVISION FOR INCOME TAXES	(4,092)	(1,887)	(9,039)	(2,970)

NET INCOME	$6,291	$2,714	$13,559	$4,273

EARNINGS PER SHARE - BASIC	$0.31	$0.15	$0.71	$0.24
EARNINGS PER SHARE - DILUTED	$0.30	$0.15	$0.69	$0.24

TITAN MACHINERY INC.

Segment Results

(in thousands)

	Three Months Ended July 31,			Six Months Ended July 31,
	2011	2010	% Change	2011	2010	% Change
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Revenue
Agriculture	$266,353	$181,522	46.7%	$553,331	$362,904	52.5%
Construction	59,821	36,209	65.2%	103,960	68,313	52.2%
Segment revenue	326,174	217,731	49.8%	657,291	431,217	52.4%
Eliminations	(15,325)	(8,065)	(90.0)%	(28,277)	(16,094)	(75.7)%
Total	$310,849	$209,666	48.3%	$629,014	$415,123	51.5%

Income (Loss) Before Income Taxes
Agriculture	$10,937	$6,246	75.1%	$23,896	$11,038	116.5%
Construction	576	(852)	167.6%	1,228	(2,767)	144.4%
Segment income (loss) before income taxes	11,513	5,394	113.4%	25,124	8,271	203.8%
Shared Resources	(887)	(643)	(37.9)%	(2,014)	(634)	(217.7)%
Eliminations	(243)	(150)	(62.0)%	(512)	(394)	(29.9)%
Total	$10,383	$4,601	125.7%	$22,598	$7,243	212.0%

Note: The Company reports its revenue and income (loss) before income taxes at the segment level before inter-company eliminations.